Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284076

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated January 15, 2025)

50,839,403 Shares of Common Stock

230,746 Private Warrants

New Era Helium Inc.

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of January 15, 2025 (as supplemented on February 24, 2025, April 2, 2025, May 6, 2025, May 15, 2025, and as may be further supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-284076).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on May 16, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), is listed on The Nasdaq Global Market under the symbol “NEHC”, and our warrants to purchase shares of Common Stock (the “Tradeable Warrants”) are listed on The Nasdaq Stock Market under the symbol “NEHCW.” On May 15, 2025, the last reported sales price of the Common Stock was $0.6804 per share, and the last reported sales price of our Tradeable Warrants was $0.0601 per Tradeable Warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 19 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2025

New Era Helium Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-42433	99-3749880
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4501 Santa Rosa Dr. Midland, TX	79707
(Address of principal executive offices)	(Zip code)

(432) 695-6997

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	NEHC	The Nasdaq Stock Market LLC
Warrants	NEHCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Market Value of Publicly Held Shares

On May 16, 2025, New Era Helium Inc., a Nevada corporation (the "Company"), received a notification letter from the Listing Qualifications Staff the “Staff”) of the Nasdaq Stock Market LLC ("Nasdaq") indicating that based upon Nasdaq’s review of the Company’s Market Value of Publicly Held Shares (“MVPHS”) for the 30 consecutive business days prior to the date of the letter, the Company no longer meets the requirements of Nasdaq Listing Rule 5450(b)(2)(C), which requires listed securities to maintain a minimum MVPHS of $15,000,000.

However, Nasdaq rules also provide the Company a compliance period of 180 calendar days, or until November 12, 2025, in which to regain compliance.

If at any time during this compliance period the Company’s MVPHS closes at $15,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation of compliance and this matter will be closed. In the event the Company does not regain compliance with the rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq hearing’s panel.

The Company is working diligently to regain compliance with Nasdaq’s listing rules. However, there can be no assurance that the Company will be able to regain compliance within the prescribed time period.

This notification has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

Minimum Bid Price Requirement

On May 16, 2025, the Company received written notice from the Staff of Nasdaq notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock had closed below the minimum $1.00 per share required for continued listing on Global Market tier of Nasdaq pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq rules, the Company has been provided an initial period of 180 calendar days, or until November 12, 2025, to regain compliance with the Minimum Bid Price Requirement. If at any time during this compliance period, the closing bid price for the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, the Staff will provide the Company written confirmation of compliance with the Minimum Bid Price Requirement and close the matter.

If the Company does not regain compliance with the Minimum Bid Price Requirement during the compliance period, the Company may be eligible for an additional compliance period, provided that it submits an application to transfer to the Capital Market tier of Nasdaq and meets the continued listing requirement for the market value of publicly held shares and all other initial listing standards for the Capital Market tier, with the exception of the Minimum Bid Price Requirement, and notifies the Staff in writing of its intention to cure the deficiency during the additional compliance period.

If the Company does not regain compliance with the Minimum Bid Price Requirement during the compliance period and is not eligible for an additional compliance period at that time, the Staff will provide written notification to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel. There can be no assurance that the Company will regain compliance with the Minimum Bid Price Requirement or otherwise maintain compliance with any of the other Nasdaq listing requirements.

The Company intends to monitor the closing bid price of its common stock and will consider various options available to it if its common stock does not trade at a level to regain compliance with the Minimum Bid Price Requirement.

This notification has no immediate effect on the listing or trading of the Company’s common stock on Nasdaq.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 16, 2025

NEW ERA HELIUM INC.

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer